Torrid Announces Resignation of Chief Financial Officer and Chief Operating Officer CITY OF INDUSTRY, Calif., May 17, 2023 (BUSINESS WIRE) – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced that Tim Martin, Chief Financial Officer and Chief Operating Officer, has resigned to pursue other opportunities. Mr. Martin will remain with the Company until May 26, 2023. Paula Dempsey, Senior Vice President of Finance and Investor Relations, will assume the role of interim CFO until a successor is named. Ms. Dempsey has extensive experience in the retail sector where she most recently was Senior Vice President of Corporate Finance for Mattress Firm. She has held senior leadership roles in publicly-held companies in finance and financial planning and analysis. Ms. Dempsey joined Torrid in January 2023. Hyon Park, Chief Technology Officer, will step in to lead supply chain, and Lisa Harper, Chief Executive Officer, will oversee other operational functions including stores and real estate. “We appreciate Tim’s leadership and his many contributions to our organization. We thank him and wish him well,” said Lisa Harper, Chief Executive Officer. Mr. Martin said, “I want to thank Lisa, the Board of Directors and the rest of the leadership team for the opportunity to work with a great company and I wish everyone the best.” About TORRID TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America aimed at fashionable women who are curvy and wear sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories. Investors Lyn Walther IR@torrid.com Media Joele Frank, Wilkinson Brimmer Katcher Michael Freitag/ Arielle Rothstein/ Lyle Weston Media@torrid.com